CDI Group and Subsidiary, Inc.
(Dollars in thousands, except per share amounts)

Statement of Computation of Per Share Data


                                        Six
                                    Months Ended      Fiscal Year Ended
                                      7/30/95       7/28/96      7/26/97
                                    ------------    -------      -------

Net Income                              $638         $2,593       $3,778

Weighted Average number of common
shares outstanding                   400,000        413,710      418,280

Shares issuable upon exercise of
outstanding options and warrants       9,283         27,327       41,393
                                     -------        -------      -------
Weighted average number of common
shares used in computing per share
data                                 409,283        441,037      459,673
                                     -------        -------      -------

Net Income per share                    1.56           5.88         8.22